VLOV, Inc. Reports Second Quarter 2011 Financial Results

-- Net Sales Reached $20.6 Million
-- Gross Margin 45.0%
-- Operating Margin 21.2%
-- Adjusted Net Income $3.4 Million (Non-GAAP)
-- Purchased 13 VLOV Store Locations from Fujian Distributor

XIAMEN, China, August 23, 2011 /PRNewswire-Asia)/-- VLOV, Inc. (OTC Bulletin Board: VLOV.OB) ("VLOV" or the "Company"), which designs, sources and markets VLOV-brand fashion forward apparel for men in the People’s Republic of China, today announced financial results for the three and six months ended June 30, 2011.

Three months ended June 30, 2011 vs. three months ended June 30, 2010 (unaudited):

	Q2 2011	Q2 2010	Change
Net Sales	$20.6 million	$17.9 million	+14.7%
Gross Profit	$9.3 million	$6.8 million	+35.4%
Income from Operations	$4.4 million	$3.2 million	+36.0%
GAAP Net Income	$3.8 million	$4.4 million	-15.8%
Adjusted Net Income *	$3.4 million	$2.3 million	+48.0%

GAAP EPS (Diluted)	$0.19	$0.22	-13.3%
Adjusted EPS (Diluted) *	$0.17	$0.11	+52.3%
Weighted Average Diluted Shares	19,502,487	20,070,771	-2.8%

* Excludes $0.4 million and $2.2 million of non-cash gains related to the fair value of the Company’s warrants for the three months ended June 30, 2011 and 2010, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Six months ended June 30, 2011 vs. six months ended June 30, 2010 (unaudited):

	2011	2010	Change
Net Sales	$41.8 million	$36.0 million	+16.0%
Gross Profit	$18.6 million	$13.8 million	+35.0%
Income from Operations	$10.1 million	$7.8 million	+29.7%
GAAP Net Income	$8.2 million	$5.5 million	+48.5%
Adjusted Net Income **	$7.7 million	$5.7 million	+33.8%

GAAP EPS (Diluted)	$0.42	$0.28	+50.0%
Adjusted EPS (Diluted) **	$0.39	$0.28	+42.1%
Weighted Average Diluted Shares	19,497,336	20,070,619	-2.9%

** Excludes $0.6 million of non-cash gains and $0.2 million of non-cash losses related to the fair value of the Company’s warrants for the six months ended June 30, 2011 and 2010, respectively. For more information about the non-GAAP financial measures contained in this press release, please see “About Non-GAAP Financial Measures” below.

Qingqing Wu, Chairman and CEO of VLOV, commented, "We are pleased to report another quarter of solid financial performance, which reflects strong consumer response to our designs and increasing excitement around our brand.   As part of our strategy to further evolve the VLOV brand to appeal to upscale consumers, we made the decision to acquire 13 VLOV store locations from our Fujian distributor.  We believe direct ownership of these stores -- located near our corporate and design headquarters -- will allow us to showcase VLOV’s design aesthetic and brand image, while at the same time further educating the Company’s distributors about our brand DNA.”

As of June 30, 2011, VLOV’s products were sold through 556 points of sales (“POS”) throughout China, including counters, concessions, stand-alone stores and store-in-stores. During the quarter, the Company’s Chinese subsidiary, Dong Rong (China) Co., Ltd., entered into an agreement with VLOV’s Fujian distributor to acquire the distributor’s retail distribution network of 13 stores for $6,684,000 (RMB 44,100,000), including 2 stand-alone stores and 11 store-in-stores. The acquisition was completed on June 30, 2011.

Mr. Wu added, "We are pleased to see that our initiatives to enhance and evolve the VLOV brand over the past 18 months are continuing to generate strong financial results, as well as accolades from the industry.  We are thrilled that VLOV’s recognition from the China Fashion Designer’s Association resulted in their recommendation to have VLOV participate in New York Fashion Week next month.”   VLOV will showcase its 2012 Spring/Summer collection at Mercedes-Benz Fashion Week in New York City on September 12, 2011 at 3 p.m. in the Stage venue at Lincoln Center.

Results for the three and six months ended June 30, 2011 as compared to the three and six months ended June 30, 2010

Net Sales (amounts in thousands, in U.S. Dollars, except for percentages)

Net sales for the three months ended June 30, 2011 were $20,588, an increase of 14.72% from $17,946 for the same period in 2010, while net sales for the six months ended June 30, 2011 were $41,761, an increase of 15.96% from $36,013 for the same period of 2010. Net sales for the three and six months ended June 30, 2011 and 2010 were generated from the sales of our apparel products to our distributors, who retailed them at their POS throughout northern, central and southern China. The increase in our net sales was primarily attributable to increases in sales to our distributors in Beijing, Zhejiang and Fujian and an increase in the average unit prices of 140% and 229% during the three and six months ended June 30, 2011, respectively, over the comparable period.

We have continued to upscale our product offerings to our distributors and have been working with our distributors to sell our products primarily via stand-alone stores and store-in-stores which we believe strengthen our brand image with consumers, rather than through counters and concessions.

Cost of Sales and Gross Profit Margin (amounts in thousands, in U.S. Dollars, except for percentages)

Total cost of sales for the three and six months ended June 30, 2011 was $11,332 and $23,189, respectively, an increase of 2.01% a from $11,109 for the same three-month period in 2010 and an increase of 4.20% from $22,254 for the same six-month period in 2010 primarily due to the increase in net sales. As a percentage of total net sales, our cost of sales was 55.04% and 55.53% for the three and six months ended June 30, 2011 respectively, down from 61.90% and 61.79% from the same three-month and six-month periods in 2010, respectively. Consequently, gross margin as a percentage of total net sales increased to 44.96% and 44.47% for the three and six months ended June 30, 2011, respectively, from 38.10% and 38.21% in the same periods in 2010, respectively. Our gross margin increased mainly due to average unit price increases of 140% and 229% during the three and six months ended June 30, 2011 over the comparable periods as well as outsourcing 100% of our manufacturing to O.E.M. manufacturers.

Selling, General and Administrative Expenses (amounts in thousands, in U.S. Dollars, except for percentages)

Selling expenses for the three months ended June 30, 2011 increased by 52.46% to $3,897 as compared to the same period in 2010, and increased by 51.03% to $6,100 for the six months ended June 30, 2011 as compared to for the same periods in 2010. The increase was mainly due to an increase in advertising expenses related to our marketing efforts in Beijing, Fujian and Zhejiang. We expect that our selling expenses will continue to increase as we continue our marketing efforts to support our existing distribution network and penetrating potential new markets in these regions. As we completed the acquisition of our Fujian distributor’s retail network on June 30, 2011, we believe that our selling expenses will also increase as a percentage of total revenue and in absolute dollars.

General and administrative expenses decreased by 7.38% from $1,071 for the three months ended June 30, 2010 to $992 for the same period in 2011, and increased by 22.62% from $1,901 for the six months ended June 30, 2010 to $2,331 for the same period in 2011. The higher general and administrative expenses for the three months ended June 30, 2010 resulted from $292 of registration liquidated penalties accrued during the period. The full amount of the penalties, which arose in connection with our preferred and common share financings in the fourth quarter of 2009, had been accrued for as of December 31, 2010. For the six months ended June 20, 2011, the increase was mainly due to the hiring of an outside consulting firm to assist us with brand marketing and positioning for our designs. As we completed the acquisition of the retail network of one of our distributors on of June 30, 2011, we believe that our general and administrative expenses will also increase as a percentage of total revenue and in absolute dollars.

Change in Fair Value of Derivative Liability (amounts in thousands, in U.S. Dollars)

We issued common stock purchase warrants to the investors in our financings completed in October, November and December 2009. These warrants are accounted for at fair value as derivative instruments and are marked-to-market each period, with changes in the fair value charged or credited to income each period and do not impact cash flow as these are non-cash charges. For the three months ended June 30, 2011 and 2010, we recorded gains of $357 and $2,166, respectively. For the six months ended June 30, 2011 and 2010, we recorded a gain of $579 and a loss of $175, respectively. In future periods, we may experience significant gains or losses, as the value of these warrants fluctuates in response to changes in our stock price.

Net Income (amounts in thousands, in U.S. Dollars, except for percentages)

Net income decreased by 15.8% or $705 from $4,467 from the three months ended June 30, 2010 to $3,762 for the three months ended June 30, 2011. Net income increased by 48.5% or $2,689 from $5,544 for the six months ended June 30, 2010 to $8,233 for the six months ended June 30, 2011.

Adjusted Net Income (non-GAAP) (amounts in thousands in U.S. Dollars, except for percentages).

Adjusted net income increased by 48.0% or $1,104 from $2,301 from the three months ended June 30, 2010 to $3,405 for the three months ended June 30, 2011. Adjusted net income for the three months ended June 30, 2011 and 2010 excludes $357 and $2,166 of gains related to derivative warrant liability for the three months ended June 30, 2011 and 2010, respectively. Adjusted net income increased by 33.8% or $1,935 from $5,719 for the six months ended June 30, 2010 to $7,654 for the six months ended June 30, 2011. Adjusted net income for the six months ended June 30, 2011 and 2010 excludes $579 of gains related to the derivative warrant liability and $175 of losses related to derivative warrant liability for the six months ended June 30, 2011 and 2010, respectively. Please see "About Non-GAAP Financial Measures" below.

Balance Sheet

As of June 30, 2011, we had cash and cash equivalents of $15.7 million, total current assets of $42.7 million and current liabilities of $6.2 million. Our cash balance as of August 9, 2011 was $12.8 million. Included in total current liabilities of $6.2 million as of June 30, 2011, is $1.0 million of registration liquidated penalties in connection with our equity financings in the fourth quarter of 2009 which we plan to pay as soon as it is practicable to do so.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for the change in the fair value of the Company's warrants under ASC 815-40-15. The Company believes that these non-GAAP financial measures are useful to investors because they exclude non-cash charges and gains that our management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement as these measures provide a consistent method of comparison to historical periods. Moreover, management believes these non-GAAP measures reflect the essential operating activities of VLOV. Accordingly, management excludes the change in the fair value of the Company's warrants under ASC 815-40-15 when making operational decisions. The Company believes that providing the non-GAAP measures that management uses to its investors is useful to investors for a number of reasons. The non-GAAP measures provide a consistent basis for investors to understand the Company's financial performance in comparison to historical periods. In addition, it allows investors to evaluate the Company's performance using the same methodology and information as that used by our management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, our management compensates for these limitations by providing the relevant disclosure of the items excluded.

The following table provides the non-GAAP financial measure and the related GAAP measure and provides a reconciliation of the non-GAAP measure to the equivalent GAAP measure.

Adjusted Net Income

(amounts in millions, except for share and per share amounts)

	Three Months Ended
	June 30, 2011	June 30, 2010
GAAP Net Income	$3.8	$4.5
GAAP Fully Diluted Earnings Per Share	$0.19	$0.22
Addition (deduction):
Change in fair value of warrants	$(0.4)	$(2.2)
Non GAAP Net Income	$3.4	$2.3
Non GAAP Fully Diluted Earnings Per Share	$0.17	$0.11
Shares used in computing net income per fully diluted share	19,502,487	20,070,771

 (amounts in millions, except for share and per share amounts)

	Six Months Ended
	June 30, 2011	June 30, 2010
GAAP Net Income	$8.2	$5.5
GAAP Fully Diluted Earnings Per Share	$0.42	$0.28
Addition (deduction):
Change in fair value of warrants	$(0.6)	$0.2
Non GAAP Net Income	$7.7	$5.7
Non GAAP Fully Diluted Earnings Per Share	$0.39	$0.28
Shares used in computing net income per fully diluted share	19,497,336	20,070,619

About VLOV, Inc.

VLOV, Inc., a leading lifestyle apparel designer based in China, designs, sources and markets VLOV brand fashion-forward apparel for men ages 18 to 45 throughout China. As of June 30, 2011, VLOV products were sold through 556 points of sale across northern, central and southern China.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in VLOV's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Bennet Tchaikovsky, CFO
VLOV, Inc.
Tel: +1-310-622-4515
Email: bennet@vlov.net

VLOV, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	June 30, 2011	December 31,
	(unaudited)	2010

ASSETS
Current Assets:
Cash and cash equivalents	$15,674	$12,013
Time deposits	-	3,020
Accounts and other receivables	16,711	21,222
Trade deposits	4,389	4,806
Inventories	5,968	654
Prepaid expenses	-	110
Total current assets	42,742	41,825
Payment for distributor acquisition	6,684	-
Property, plant and equipment, net	46	947
Land use rights	-	261
TOTAL ASSETS	$49,472	$43,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,139	$3,254
Accrued expenses and other payables	1,437	1,446
Amount due to a director/officers	791	162
Derivative liability - common stock warrants	733	1,312
Short-term bank loans	-	607
Income taxes payable	1,141	2,259
Total current liabilities	6,241	9,040

Stockholders’ Equity:
Common stock, $0.00001 par value, 100,000,000 shares authorized, 18,605,969 and 18,444,169 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively	1	1
Preferred stock, $0.00001 par value, 100,000,000 shares authorized, 896,959 and 1,048,759 shares issued and outstanding as of June 30, 2011 and December 31, 2010, respectively (liquidation preference $2,565,301 and $2,999,451)	1,276	1,492
Additional paid-in capital	9,267	8,873
Statutory reserve	913	913
Retained earnings	29,392	21,159
Accumulated other comprehensive income	2,382	1,555
Total stockholders' equity	43,231	33,993
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,472	$43,033

VLOV, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited; amounts in thousands - except for share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$20,588	$17,946	$41,761	$36,013
Cost of sales	11,332	11,109	23,189	22,254
Gross profit	9,256	6,837	18,572	13,759

Operating expenses:
Selling expenses	3,897	2,556	6,100	4,039
General and administrative expenses	992	1,071	2,331	1,901
	4,889	3,627	8,431	5,940

Income from operations	4,367	3,210	10,141	7,819

Other income (expenses):
Change in fair value of derivative liability	357	2,166	579	(175)
Interest income	22	18	57	44
Interest expense		(16)	(8)	(37)
	379	2,168	628	(168)

Income before provision for income taxes	4,746	5,378	10,769	7,651
Provision for income taxes	984	911	2,536	2,107

Net income	3,762	4,467	8,233	5,544

Other comprehensive income:
Foreign currency translation adjustment	623	101	827	102

Comprehensive income	$4,385	$4,568	$9,060	$5,646

Allocation of net income for calculating basic earnings per share:
Net income attributable to common shareholders	3,589	3,911	7,854	4,800
Net income attributable to preferred shareholders	173	556	379	744
Net income	$3,762	$4,467	$8,233	$5,544

Basic earnings per share- common	$0.19	$0.23	$0.42	$0.28

Diluted earnings per share	$0.19	$0.22	$0.42	$0.28

Weighted average number of common shares and participating preferred shares outstanding:

Basic	18,591,582	17,042,685	18,560,703	16,856,357

Diluted	19,502,487	20,070,771	19,497,336	20,070,619

VLOV, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; amounts in thousands)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities:
Net income	$8,233	$5,544
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24	35
Loss on disposal of property, plant and equipment	15	-
Stock compensation expense	61	-
Change in fair value of derivative liability	(579)	175
(Increase) decrease in assets:
Accounts receivable	4,876	(4,099)
Trade deposits	507	1,710
Inventories	(5,240)	(669)
Prepaid expenses	180	231
Increase (decrease) in liabilities:
Accounts payable	(1,166)	322
Accrued expenses and other payables	5	321
Income and other tax payables	(1,144)	(522)
Net cash provided by operating activities	5,772	3,048

Cash flows from investing activities:
Purchases of property, plant and equipment	(46)	(7)
Acquisition of a business	(6,684)	-
Disposals of property, plant and equipment	1,179	-
Amount due from a director	736	-
Time deposits	3,020	(3,020)
Net cash used in investing activities	(1,795)	(3,027)

Cash flows from financing activities:
Amount due from a director	-	2,428
Proceeds from debt financing	-	315
Payments of short-term debt	(612)	(440)
Warrants exercised	-	22
Net cash provided by (used in) financing activities	(612)	2,325

Effect of exchange rate changes	296	55
Net increase in cash and cash equivalents	3,661	2,401
Cash and cash equivalents, beginning of period	12,013	11,036
Cash and cash equivalents, end of period	$15,674	$13,437

Supplemental disclosure of cash flow information:
Interest paid	$8	$37
Income taxes paid	$3,333	$2,288